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MANAGEMENT'S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC REGULATION AB SERVICING CRITERIA

1.        Situs Holdings, LLC (the “Company”), a wholly-owned subsidiary of SitusAMC Holdings Corporation (“SitusAMC”), is responsible for assessing compliance with the applicable servicing criteria to it in Items 1117, 1119, 1122(d)(3)(i) and 1122(d)(4)(vii) of Regulation AB of the Securities and Exchange Commission (“SEC”), as of and for the year ended December 31, 2025 (the “Reporting Period”), as set forth in Appendix A hereto. The transactions covered by this report (collectively referred to as “Operating and/or Trust Advisor Services Platform” or the “Platform”) include asset-backed transactions and securities for which the Company served in the capacity of operating advisor and/or trust advisor as defined in Appendix B.

2.        Situs Holdings, LLC used the criteria set forth in Item 1122(d)(3)(i) and Item 1122(d)(4)(vii) of Item 1122(d) of Regulation AB (defined in Appendix A) to provide an assertion on the Company’s assessment of compliance with the applicable servicing criteria.

3.        Pursuant to Item 1117 of Regulation AB (defined in Appendix A), the Company has determined that, during the Reporting Period, there were no pending legal proceedings or proceedings by governmental authorities against the Company that are material to security owners of the asset- backed transactions and securities as listed in Appendix B.

4.        Pursuant to Item 1119 of Regulation AB (defined in Appendix A), the Company has determined that, during the Reporting Period, there were no affiliate relationships, as defined in paragraph 230.405 of Item 1119, that existed between Situs Holdings, LLC and any of the named Servicers, Special Servicers, Trustees, or Originators included in the asset-backed transactions and securities as listed in Appendix B.

5.        Situs Holdings, LLC has complied in all material aspects, with the applicable servicing criteria as of and for the year ended December 31, 2025 with respect to the Platform taken as a whole.

6.        Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on the Company’s assertion on compliance with the applicable servicing criteria for the Reporting Period.

Situs Holdings, LLC

February 20, 2026

/s/ Lisa Wallace

Lisa Wallace, General Counsel/Chief Administrative Officer

APPENDIX A – Applicable Servicing Criteria

SERVICING CRITERIA
Reference	Criteria
Item 1117

Describe briefly any legal proceedings pending against the sponsor, depositor, trustee, issuing entity, servicer contemplated by Item 1108(a)(3) of this Regulation AB, originator contemplated by Item 1110(b) of this Regulation AB, or other party contemplated by Item 1100(d)(1) of this Regulation AB, or of which any property of the foregoing is the subject, that is material to security holders. Include similar information as to any such proceedings known to be contemplated by governmental authorities.

Item 1119

(a) Describe if so, and how, the sponsor, depositor or issuing entity is an affiliate (as defined in §230.405 of this chapter) of any of the following parties as well as, to the extent known and material, if so, and how, any of the following parties are affiliates of any of the other following parties: (1) Servicer contemplated by Item 1108(a)(3) of this Regulation AB.

(2)  Trustee.

(3)  Originator contemplated by Item 1110 of this Regulation AB.

(4)  Significant obligor contemplated by Item 1112 of this Regulation AB.

(5)  Enhancement or support provider contemplated by Items 1114 or 1115 of this Regulation AB. (6) Any other material parties related to the asset-backed securities contemplated by Item 1100(d)(1) of this Regulation AB.

(b)  Describe whether there is, and if so the general character of, any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in on arm's length transaction with an unrelated third party, apart from the asset-backed securities transaction, between the sponsor, depositor or issuing entity and any of the parties in paragraphs (a)(1) through (a)(6) of this section, or any affiliates of such parties, that currently exists or that existed during the past two years and that is material to an Investor's understanding of the asset-backed securities.

(c)   Notwithstanding paragraph (b) of this section, describe, to the extent material, any specific relationships involving or relating to the asset-backed securities transaction or the pool assets, including the material terms and approximate dollar amount involved, between the sponsor, depositor or issuing entity and any of the parties in paragraphs (a)(1) through (a)(6) of this section, or any affiliates of such parties, that currently exists or that existed during the past two years.

Item 1122(d)(3)(i)[1]

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports:

(A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) Provide information calculated in accordance with the terms specified in the transaction agreements. (C) Are filed with the Commission as required by its rules and regulations, and (D) Agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

Item 1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g. forbearance plans, modifications and deeds in lieu of foreclosure, foreclosure and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1 Criterion 1122(d)(3)(i)(A-B) are applicable to all servicing agreements that make up the Platform.1122(d)(3)(i)(C- D) is only applicable to the COMM 2012-CCRE3, COMM 2013-CCRE13, MSBAM 2012-C6, MSBAM 2013- C7, and MSBAM 2013-C8 portfolio servicing agreements. 1122(d)(3)(i)(C-D) is inapplicable to all other servicing agreements that make up the Platform.

APPENDIX B – The Platform

Situs Holdings, LLC was named as the operating advisor and/or trust advisor for all portfolios listed below. However, as of and for the period ended December 31, 2025, there was only activity requiring Situs Holdings, LLC to perform the role of operating advisor and/or trust advisor for the portfolios designated with a “X” below.

Portfolio Name	Servicing Agreement Date	Period in-scope	Operating/ Trust Advisor activity required as of and for the year ended December 31, 2025
CGCMT 2012-GC8	1-Sep-12	January 1, 2025-December 31, 2025	X
CGCMT 2013-GC15	1-Sep-13	January 1, 2025-December 31, 2025
CGCMT 2014-GC19	1-Mar-14	January 1, 2025-December 31, 2025
CGCMT 2015-GC29	1-Apr-15	January 1, 2025-December 31, 2025
CGCMT 2015-GC33	1-Sep-15	January 1, 2025-December 31, 2025
COMM 2012-CCRE3	1-Oct-12	January 1, 2025-December 31, 2025	X
COMM 2013-CCRE13	1-Dec-13	January 1, 2025-December 31, 2025	X
GSMS 2014-GC24	1-Sep-14	January 1, 2025-December 31, 2025
GSMS 2015-GS1	1-Nov-15	January 1, 2025-December 31, 2025
MSBAM 2012-C6	1-Oct-12	January 1, 2025-December 31, 2025
MSBAM 2013-C11	1-Aug-13	January 1, 2025-December 31, 2025	X
MSBAM 2013-C7	1-Jan-13	January 1, 2025-December 31, 2025
MSBAM 2013-C8	1-Feb-13	January 1, 2025-December 31, 2025
MSBAM 2014-C16	1-Jun-14	January 1, 2025-December 31, 2025
MSBAM 2015-C21	1-Feb-15	January 1, 2025-December 31, 2025
MSBAM 2015-C27	1-Nov-15	January 1, 2025-December 31, 2025
UBSBB 2013-C5	1-Feb-13	January 1, 2025-December 31, 2025
WFCM 2014-LC16	1-Jun-14	January 1, 2025-December 31, 2025	X